Exhibit 10.31

OFFICE LEASE

BETWEEN

Woodfield Financial Center LLC, Landlord

and

SURGE HOLDINGS INC, Tenant

1375 E Woodfield Road, Schaumburg IL 60173

Suites 410

OFFICE LEASE AGREEMENT

This Office Lease Agreement (this “Lease”) is made as of this 20th day of May, 2020, between Woodfield Financial Center, LLC, (“Landlord”) and SURGE HOLDINGS INC (“Tenant”).

WITNESSETH

1.	Definitions.

The following are definitions of some of the defined terms used in this Lease. The definition of other defined terms are found throughout this Lease.

A. “Additional Rent” shall mean Tenant’s pro rata share of Basic Costs (as herein defined) and Tenant’s pro rata share of Taxes (as herein defined) and any other sums (exclusive of Base Rent) that are required to be paid to Landlord by Tenant hereunder, which sums are deemed to be Additional Rent under this Lease.

B. “Base Rent” shall mean the rental rate paid according to the following schedule subject to the provisions of Section 4 hereof:

TERM	SF	PPSF	ANNUAL	MONTHLY
10/1/20 - 9/30/21	1,843	$18.00	$33,174.00	$2,764.50
10/1/21 - 9/30/22	1,844	$18.50	$34,114.00	$2,842.83
10/1/22 - 9/30/23	1,844	$19.00	$35,036.00	$2,919.67
10/1/23 - 9/30/24	1,844	$19.50	$35,958.00	$2,996.50
10/1/24 - 9/30/25	1,844	$20.00	$36,880.00	$3,073.33
10/1/25 - 9/30/26	1,844	$20.50	$37,802.00	$3,150.17
10/1/26 - 9/30/27	1,844	$21.00	$38,724.00	$3,227.00
10/1/27 - 9/30/28	1,844	$21.50	$39,646.00	$3,303.83
10/1/28 - 9/30/29	1,844	$22.00	$40,568.00	$3,380.67
10/1/29 - 9/30/30	1,844	$22.50	$41,490.00	$3,457.50
10/1/30 - 7/31/31	1,844	$23.00	$42,412.00	$3,534.33

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INITIAL MONTH’S BASE RENT AND ADDITIONAL RENT PAYMENT. Tenant shall pay to Landlord Base Rent and Additional Rent due for the first month of the Lease Term (as herein defined) to Landlord at Lease execution.

C. “Rental Abatement”, so long as Tenant is not in Default of the lease, tenant shall receive a rental abatement for October 2020, November 2020, December 2020, January 2021, February 2021, March 2021, April 2022, May 2021, June 2021, July 2021.

D. “Base Year” Shall mean 2020

E. “Basic Costs” is defined in Exhibit C as attached hereto.

F. “Broker” shall be paid by Landlord under separate agreement

G. “Building” shall mean the office building at 1375 E Woodfield Road, Schaumburg IL 60173

H. “Business Days(s)” shall mean Monday through Fridays exclusive of the normal business holidays.

I. “Common Areas” shall mean those areas located within the Building or on the property designated by Landlord, from time to time, for the common use or benefit of tenants generally and/or the public.

J. “Commencement Date” shall mean the Lease, and Tenant’s obligation to pay Base Rent, Basic Costs and Taxes, commences on the first calendar day of the first calendar month following Possession Date (as herein defined) provided Possession Date is any day other than the first calendar day of the month, if Possession Date is the first calendar day of the month then Commencement Date and Possession Date shall be the same; provided further that if Possession Date is any date other than the first calendar day of the month Tenant shall pay prorated Base Rent, Basic Costs and Taxes on a per diem basis from Possession Date to Commencement Date.

K. “Monetary default Rate” shall mean the lesser of (i) twelve percent (12%) per annum, or (ii) the highest rate of interest from time-to-time permitted under applicable federal and state law.

L. “Expiration Date” shall mean the last day of the Lease Term such that the Lease shall expire at 12:01 a.m. on July 1, 2031.

M. “Landlord’s Work” is defined in Exhibit D attached hereto.

N. “Lease Term” shall mean a period of 130 months commencing on the Commencement Date. Upon the determination of the actual Possession Date (as herein defined), Landlord and Tenant shall execute a Confirmation of Possession Date in the form of Exhibit E attached hereto.

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O. “Lease Year” shall mean the twelve (12) month period commencing on the Commencement Date.

P. “Normal Business Hours” for the Building shall mean 8:00 a.m. to 6:00 p.m. Mondays through Fridays exclusive of normal business holidays.

Q. “Notice Addresses” shall mean the following addresses for Tenant and Landlord, respectively:

Tenant:

Surge Holdings, Inc.

3124 Brother Blvd, Ste 104

Bartlett, TN 38133

Attn: General Counsel

Landlord:

Woodfield Financial Center, LLC

1375 E. Woodfield Rd., Suite C50

Schaumburg, IL 60173

R. “Permitted Use” Tenant shall use the Premises Office Space.

S. “Possession Date” shall mean September 15 , 2020 but subject to the following terms and conditions,: (a) that Landlord and Tenant agree to the finalized plans and specifications of Landlord’s Work and provided further that Landlord completes Landlord’s Work in accordance with said plans and specifications; (b) that Tenant has acquired and can show proof of any and all insurance required or mandated under the Lease; (c) Tenant has paid the security deposit and first month’s rent; and (d) that Landlord and Tenant execute the Confirmation of Possession Date document as attached hereto as Exhibit E.

T. “Premises” shall mean the office space located within the Building as referenced and detailed on Exhibit A to this Lease, and commonly referred to as Suites 401.

U. “Property” shall mean the Building and the parcel(s) of land on which the Building is located, other improvements located on such land, adjacent parcels of land that Landlord operates jointly with the Building, and other buildings and improvements located on such adjacent parcels of land.

V. “Parking” shall be according to a ratio of four cars per thousand square feet. Tenant shall have the right to have two covered parking spaces for $100 each per month.

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W. “Rentable Area” shall mean 1,844 square feet

X. “Rentable Area in Building” shall mean 182,966 square feet.

Y. “Security Deposit” shall mean the sum of $6,000

Z. “Taxes” is defined in Exhibit C as attached hereto.

AA. “Tenant’s Pro Rata Share” shall mean 1.01%.

2.	Lease Grant

A.	Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises on an “as is” basis (except as otherwise expressly set forth herein), together with the right, in common with others, to use the Common Areas. By taking possession of the premises, Tenant is deemed to have accepted the Premises and agrees that the Premises is in good order and satisfactory condition, with no representation or warranty by Landlord as to the condition of the Premises or the Building or suitability thereof for Tenant’s use.

B.	If Tenant, with Landlord’s prior written approval, takes possession of the Premises prior to the Possession Date for the sole purpose of performing any improvements therein or installing furniture, equipment or other personal property of Tenant, such possession shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be required to pay Rent (as herein defined) with respect to the period of time prior to the Possession Date during which Tenant performs such work. Tenant shall, however, be liable for the reasonable cost of any services (e.g. electricity, HVAC) that are provided to Tenant during the period of Tenant’s possession prior to the Possession Date and Tenant shall also have in full force and effect the insurance requirements prescribed in Section 13 hereinafter if Landlord allows Possession prior to the Possession Date. Nothing herein shall be constructed as granting Tenant the right to take possession of the Premises prior to the Possession Date, whether for construction, fixturing or any other purpose, without the prior written consent of Landlord.

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3.	Use.

The Premises shall be used for the Permitted Use and for no other purpose. Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal or dangerous, which creates a nuisance or which would increase the cost of insurance coverage with respect to the Building. Tenant will conduct its business and control its agents, servants, employees, customers, licensees and invitees in such a manner as not to interfere with or disturb other tenants or Landlord in the management of the Property. Tenant will maintain the Premises in a clean and healthful condition, and comply with all laws, ordinances, orders, rules and regulations of any government entity, with reference to the use, condition, configuration or occupancy of the Premises. Tenant shall not, and shall not allow its employees, agents, contractors or invitees, to bring into the Building or the Premises any dangerous or hazardous materials, except for customary office and cleaning supplies, provided Tenant uses, stores and disposes of the same in compliance with all applicable law. Tenant, as its expense, will comply with the rules and regulations of the Building attached hereto as Exhibit B and such other rules and regulations adopted and altered by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so. All such changes to rules and regulations will be reasonable and shall be sent by Landlord to Tenant in writing. In the event of a conflict between the rules and regulations and the terms of this Lease, the terms of this Lease shall control. Landlord shall not knowingly enforce the rules and regulations against Tenant in a discriminatory manner.

Tenant shall have twenty-four (24) hour per day, seven (7) day a week access to the Premises.

4.	Rent.

A. Tenant covenants to pay to Landlord during the Lease Term, without any setoff or deduction except as otherwise expressly provided herein, the full amount of all Base Rent and Additional Rent due hereunder and the full amount of all such other sums of money as shall become due under this Lease, all of which hereinafter may be collectively called “Rent.” In addition, Tenant shall pay, as Additional Rent, all rent, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under this Lease. Such payments shall be paid concurrently with the payments of the Rent on which the Tax is based. Base Rent and Additional Rent for each calendar year or portion thereof during the Lease Term, shall be due and payable in advance in monthly installments on the first day of each calendar month during the Lease Term, without demand. If the Lease Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rent and Additional Rent for such month or months shall be prorated, based on the number of days in such month. All amounts received by Landlord from Tenant hereunder shall be applied first to the earliest accrued and unpaid Rent then outstanding. Tenant’s covenant to pay Rent shall be independent of every other covenant set for in this Lease.

B. If Tenant fails to pay any installment of Base Rent and Additional Rent or any other item of Rent when due and payable hereunder, a late charge (“Late Charge”) equal five percent (5%) of such unpaid amount will be due and payable immediately by Tenant to Landlord. After the seventh occurrence of late payment , the Late Charge will increase to eight percent (8%) of such unpaid amount for the fourth and all subsequent occurrences of late payment. Late fees will be assessed on the 6th day of each calendar month providing a 5 day grace period.

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C. The Additional Rent payable hereunder shall be adjusted from time-to-time in accordance with the provisions of Exhibit C attached hereto.

5.	Security Deposit.

The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered as advance payment of Rent or a measure of Tenant’s liability for damages in case of monetary default by Tenant. Landlord shall not be required to keep the Security Deposit separate from its other accounts, shall have no fiduciary responsibilities or trust obligations whatsoever with regard to the Security Deposit. Landlord may, from time-to-time, without prejudice to any other remedy and without waiving such monetary default, use the Security Deposit to the extent necessary to cure or attempt to cure, in whole or in part, any monetary default of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord within five (5) days after demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not in monetary default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant within sixty (60) days thereafter. If Landlord transfers its interest in the premises during the Lease Term, Landlord shall assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit.

6.	Services to be furnished by Landlord.

A. Landlord shall furnish the following services: (i) heating and air conditioning to the Premises, as necessary; (ii) water for drinking, and, subject to Landlord’s approval, water at Tenant’s expense for any private restrooms and office kitchen requested by Tenant; (iii) janitorial service in the Premises and Common Areas on Business Days; and (iv) electricity to the Premises for general office use, in accordance with and subject to the terms and conditions of Section 10 of this Lease.

B. If Tenant requests any other utilities or building services in addition to those identified in Section 6. (A.), or any of the above utilities or building services in frequency, scope, quality or quantities substantially greater than the standards set by Landlord for the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services. Landlord may impose a reasonable charge for such additional utilities or building services, which shall be paid monthly by Tenant as Additional Rent on the same day that the monthly installment of Base Rent is due.

C. Except as otherwise expressly provided herein, the failure by Landlord to any extent to furnish, or the interruption or termination of utilities and Building services identified in Section 6.(A.) in whole or in part, resulting from adherence to laws, regulations and administrative orders, wear, use, repairs, improvements, shall not render Landlord liable in any respect nor be constructed as an actual or constructive eviction of Tenant, nor give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof.

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D. Notwithstanding anything to the contrary contained in this Section 6, if: (i) Landlord ceases to furnish any service in the Building for a period in excess of three (3) consecutive Business Days after Tenant notifies Landlord of such cessation; (ii) such cessation does not arise as a result of an act or omission of Tenant; (iii) such cessation is not caused by a fire or other casualty (in which case Section 16 shall control); (iv) the restoration of such cessation, the Premises or a material portion thereof, is rendered untenantable and Tenant in fact ceases to use the Premises, or material portion thereof, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent payable hereunder during the period beginning on the third (3rd) consecutive Business Day of such cessation and ending on the day when the service in question has been restored. In the event the entire Premises has not been rendered untenantable by the cessation in service, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises so rendered untenantable and not used by Tenant.

7.	Leasehold Improvements; Tenant’s Property.

All fixtures, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of or during the Lease Term, whether or not by, or at the expense of, Tenant (“Leasehold Improvements”), shall be and remain a part of the Premises; shall be the property of Landlord; and shall not be removed by Tenant except as expressly provided herein. All unattached and moveable partitions, trade fixtures, moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building or Premises, and all personality brought into the Premises by Tenant (“Tenant’s Property”) shall be owned and insured by Tenant. Landlord may, nonetheless, at any time prior to, or within one (1) month after, the expiration or earlier termination of this Lease or Tenant’s right to Possession of the Premises, require Tenant to remove any Leasehold Improvements (the “Required Removables”) at Tenant’s sole cost, provided however, the improvements described in the Landlord’s Work in Exhibit D attached hereto may not be included in the Required Removables. Upon the termination of the Lease Term or the sooner termination of Tenant’s right to possession of the Premises, Tenant shall remove Tenant’s Property, all electronic, phone and data cabling installed by or for the benefit of Tenant and serving the Premises (whether cabling is located within or outside of the Premises), and all Required Removables. Tenant shall, as its sole cost and expense, repair any damage caused by such removal and perform such other work as is reasonably necessary to restore the Premises to a “broom clean” condition. If Tenant fails to remove any of the foregoing items or to perform and required repairs and restoration, (i) any of the foregoing items not so removed shall become the property of Landlord; (ii) Landlord, at Tenant’s sole cost and expense, may, but is not required to, remove the same (and repair any damage occasioned thereby) and dispose thereof or deliver such items to any other place of business of Tenant, or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery, or warehousing of such items within five (5) days after demand from Landlord; and (iii) such failure shall be deemed a holding over by Tenant under Section 23 hereof until such failure is rectified by Tenant or Landlord.

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8.	Signage.

Tenant shall not install any signage visible from the exterior of the Premises; all signage shall be in the standard graphics for the Building and no others shall be used or permitted without Landlord’s prior written consent. Upon Landlord’s written approval, in its sole and absolute discretion, in advance of installation and at Tenant’s sole cost and expense, Tenant shall be granted signage on the directory in the Building lobby and may place signage on the Premise’s entryway door, and at the tenants cost.

9.	Maintenance, Repairs and Alterations.

A. Landlord covenants to maintain or cause to be maintained only the sprinkler system, foundations and roof (membrane and supporting membrane) of the Premises, and the structural soundness of the concrete floors and exterior walls thereof and the Common Areas in good order, repair and condition, exclusive of any work required because of damage caused by any act, omission or negligence of Tenant, any subtenant or their respective employees, agents, invitees, licensees or contractors. Landlord agrees that all mechanical systems serving the Premises including but not limited to heating, ventilating, air conditioning, plumbing and electrical systems will be in good working condition upon Lessee’s taking possession of the Premises.

B. Except to the extent such obligations are imposed upon Landlord hereunder, Tenant shall, at its sole cost and expense, maintain the premises in good order, condition and repair throughout the entire Lease Term, ordinary wear and tear excepted. Tenant agrees to keep the areas visible from outside the Premises in a neat, clean and attractive condition at all times. Tenant shall, within thirty (30) days after Landlord’s written demand therefore, reimburse Landlord for the costs of all repairs, replacements and alterations (collectively, “Repairs”) in and to the Premises, Building and Property and the facilities and systems thereof, plus an administration charge of five percent (5%) of such cost, the need for which Repairs arises out of (1.) Tenant’s use or occupancy of the Premises, (2.) the installation, removal, use or operation of Tenant’s Property or Required Removables, (3.) the moving of Tenant’s Property and Required Removables into or out of the Building, (4.) any Alterations (herein defined) or other work performed by Landlord pursuant to the Work Letter (subject to any construction allowances), or (5.) the act, omission, misuse or negligence of Tenant, its agents, contractors, employees or invitees.

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C. Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises (collectively, “Alterations”), without first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, except in the event of proposed structural or exterior additions, alterations or improvements and except in the event of proposed additions, alterations or improvements to the fire and/or life safety system(s) of the Premises or Building, all of which shall be subject to the prior written consent of Landlord, which shall be given or denied in Landlord’s sole and absolute discretion. Prior to commencing any Alterations and as condition to obtaining Landlord’s consent, Tenant shall deliver to Landlord plans and specification acceptable to Landlord; names and addresses of contractors reasonably acceptable to Landlord; copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in accordance with Section 13 hereof; and, if the cost of such Alterations exceed $20,000.00 a payment bond or other security, all in form and amount satisfactory to Landlord. Tenant shall be responsible for insuring that all such persons procure and maintain insurance coverage against such risks, in such amounts and with such companies as Landlord may reasonably require. All Alterations shall be constructed in a good and workmanlike manner using Building standard materials or other new materials or equal or greater quality. Landlord, to the extent reasonably necessary to avoid any disruption to the tenants and occupants of the Building, shall have the right to designate the time when any Alterations may be performed and to otherwise designate reasonable rules, regulations and procedures for the performance of work in the Building. Upon completion of the Alterations, Tenant shall deliver to Landlord “as-built” plans, contractor’s affidavits and full and final waivers of lien and receipted bills covering all labor and materials. All Alterations shall comply with any insurance requirements and all applicable codes, ordinances, laws and regulations, including but not limited to those promulgated by federal, state and municipal authorities. Tenant shall reimburse Landlord upon demand for all reasonable sums, if any, expended by Landlord for third party examination of the architectural, mechanical, electrical and plumbing plans for any Alterations. In addition, if Landlord so requests, Landlord shall be entitled to oversee the construction of any of any Alterations that may affect the structure of the Building or any of the mechanical, electrical, plumbing or life safety systems of the Building. If Landlord elects to oversee such work, Landlord shall be entitled to receive a fee for such oversight in an amount equal to five percent (5%) of the cost of such Alterations. Landlord’s approval of Tenant’s plans and specifications for any Alterations performed for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such plans and specification comply with applicable insurance requirements, building codes, ordinances, laws or regulations or that the Alterations constructed in accordance with such plans and specifications will be adequate for Tenant’s use.

10.	Use of Electrical Services by Tenant.

All electricity used by Tenant in the Premises shall be paid for by Tenant by separate charge from landlord or charges billed by the utility company providing electrical service and payable by Tenant directly to such utilities company. Landlord shall have the right at any time and from time-to-time during the Lease Term to contract for electricity service at competitive market rates from such providers of such services as Landlord shall elect (each being an “Electric Service Provider”). Tenant shall cooperate with Landlord, and the applicable Electric Service Provider, at all times and, as reasonably necessary, shall allow Landlord and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Tenant’s use of electrical services furnished by Landlord shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building. In the event Tenant shall request that it be allowed to consume electrical services in excess of Building standard, Landlord may refuse to consent to such usage or may consent upon such conditions as Landlord reasonably elects, and all such additional usage shall be paid for by Tenant as Additional Rent. Landlord, at any time during the Lease Term, shall have the right to separately meter electrical usage for the Premises or to measure electrical usage by survey or any method that Landlord, in its reasonable judgment, deems appropriate.

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11.	Assignment and Subletting.

A.  Except in connection with a Permitted Transfer (defined in Section 11.(E.) below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. It is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1.) the proposed transferee’s financial condition is not adequate for the obligations such transferee is assuming in connection with the proposed Transfer; (2.) the transferee’s business or reputation is not suitable for the Building considering the business and reputation of the other tenant and the Building’s prestige, or would result, or would result in a violation of another tenant’s rights under its lease at the Building; (3.) the transferee is a governmental agency or occupant of the Building; (4.) Tenant is in monetary default beyond any applicable notice and cure period; (5.) any portion of the Building or the Premises would likely become subject to additional or different laws as a consequence of the proposed Transfer; or (6.) Landlord or its leasing agent has received a proposal from or made a proposal to the proposed transferee to lease space in the Building within six (6) months prior to Tenant’s delivery of written notice of the proposed Transfer to Landlord. Any attempted Transfer in violation of this Section 11, shall, exercisable in Landlord’s sole and absolute discretion, be void. Consent by Landlord to one or more Transfers shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. If Landlord withholds its consent to any Transfer contrary to the provisions of this Section 11, Tenant’s sole remedy shall be to seek an injunction in equity to compel performance by Landlord to give its consent and Tenant expressly waives any right to damages in the event of such withholding by Landlord of its consent. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease or any liability hereunder.

B.  If Tenant requests Landlord’s consent to a Transfer, Tenant shall submit to Landlord (i) financial statements for the proposed transferee, (ii) a copy of the proposed assignment or sublease, and (iii) such other information as Landlord may reasonably request. Within thirty (30) days after Landlord’s receipt of the required information and documentation, Landlord shall either: (1) consent or reasonably refuse consent to the Transfer in writing; (2) in the event of a proposed assignment of this Lease, terminate this Lease effective the first to occur of ninety (90) days following written notice of such termination or the date that the proposed Transfer would have come into effect; and (3) in the event of a proposed subletting, terminate this Lease with respect to the portion of the Premises which Tenant proposes to sublease effective the first to occur of ninety (90) days following written notice of such termination or the date the proposed Transfer would have come into effect. Tenant shall reimburse Landlord for its actual reasonable costs and expenses (including, without limitation, reasonable attorney’s fees) incurred by Landlord in connection with Landlord’s review of such proposed Transfer or Permitted Transfer.

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C.  Tenant shall pay to Landlord fifty percent (50%) of all cash and other consideration which Tenant received as a result of a Transfer that is in excess of the Rent after-market related costs, payable to Landlord hereunder for the portion of the Premises and Lease Term covered by the Transfer within ten (10) days following receipt thereof by Tenant.

D.  Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership or similar entity, and the person, persons or entity which owns or controls a majority of the voting interests at the time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a nationally recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another entity, the voting stock of which is so listed.

E.  Tenant may assign its entire interest under this Lease or sublet the premises (i) to any entity controlling or controlled by or under common control with Tenant or (ii) to any successor to Tenant by purchase, merger consolidation or reorganization (hereinafter, collectively, referred to as “Permitted Transfer”) without the consent of Landlord, provided: (1) Tenant is not in monetary default under this Lease; (2) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving entity shall own all of substantially all of the assets of Tenant; (3) with respect to a Permitted Transfer to a proposed transferee described in clause (ii) above, such proposed transferee shall have a net worth which is at least equal to the greater of tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization as evidenced to Landlord’s reasonable satisfaction; and (4) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization.

12.	Mechanic’s Liens.

Tenant will not permit any mechanic’s liens or other liens to be placed upon the Property. If a lien is attached to the Property, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amounts paid by Landlord for any of the aforesaid purposes including, but not limited to, reasonable attorney’s fees, shall be paid by Tenant to Landlord within thirty (30) days after demand as Additional Rent. Tenant shall within twenty (20) days of receiving such notice of lien or claim have such lien or claim released of record or insured or bonded over. Tenant’s failure to comply with the provisions of the foregoing sentence shall be deemed an Event of Monetary default entitling Landlord to exercise all of its remedies therefore without the requirement of any additional notice or cure period.

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13.	Insurance.

A. Landlord shall, at all times during the Lease Term, procure and maintain: (i) policies of insurance covering loss or damage to the Property in an amount equal to the full replacement cost of the Building, including leasehold improvements in the Premises, which shall provide protection against loss by fire and other all-risk casualties including earthquake and flood and such other property insurance as may be required by Landlord’s mortgage or as otherwise desired by Landlord, and (ii) commercial general liability insurance applicable to the Building and the Common Areas, providing a minimum limit of $2,000,000.00 per occurrence.

B. Tenant shall procure and maintain, at its expense, (i) all-risk (special form) property insurance in an amount equal to the full replacement cost of Tennant’s Property located in the Premises; (ii) a policy or policies of general liability and umbrella or excess liability insurance applying to Tenant’s operations and use of the Premises, providing a minimum limit of $2,000,000.00 per occurrence and in the aggregate, naming Landlord and Landlord’s Building manager as additional insureds, (iii) automobile liability insurance covering owned, non-owned and hired vehicles in an amount not less than a combined single limit of $1,000,000.00 per accident, and (iv) workers’ compensation insurance in accordance with the laws of the State in which the Property is located and employer’s liability insurance in an amount not less than $100,000.00 each accident, $100.000.00 disease-each employee and policy limit, with the insurance policies required under the clause (iv) to be endorsed to waive the insurance carriers’ right of subrogation. Tenant shall maintain the foregoing insurance coverage’s in effect commencing on the earlier to occur of the Commencement Date and the date Tenant takes possession of the Premises, and continuing to the end of the Lease Term.

C. The insurance requirements set forth in this Section 13 are independent of the waiver, indemnification, and other obligations under this Lease and will not be constructed or interpreted in any way to restrict, limit or modify the waiver, indemnification and other obligations or to in any way limit any party’s liability under this Lease. In addition to the requirements set forth in Section 13 and 14, the insurance required of Tenant under this Lease must be issued by an insurance company with a rating of no less than A-VIII in the current Best’s Insurance Guide or that is otherwise acceptable to Landlord, and admitted to engage in the business of insurance in the state in which the Building is located; be primary insurance for all claims under it and provide that any insurance carried by Landlord, Landlord’s Building manager, and Landlord’s lenders is strictly excess, secondary and noncontributing with any insurance carried by Tenant; and provide that insurance may not be cancelled, non-renewed or the subject of change in coverage of available limits of coverage, except upon thirty (30) days’ prior written notice to Landlord and Landlord’s lenders. Tenant will deliver to Landlord a legally enforceable certificate of insurance on all policies procured by Tenant in compliance with Tenant’s obligations under this Lease on or before the date Tenant first occupies any portion of the Premises, at least ten (10) days before the expiration date of any policy and upon the renewal of any policy. Landlord shall have the right to approve all deductibles and self-insured retentions under Tenant’s policies, which approval shall not be unreasonably withheld, conditioned or delayed.

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D. Neither Landlord nor Tenant shall be liable (by way of subrogation of otherwise) to the other party (or to any insurance company insuring the other party) for any loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Property or the Premises or any addition or improvements thereto, or any contents therein, to the extent covered by insurance carried or required to be carried by a party hereto even though such loss might have been occasioned by the negligence or willful acts or omissions of the Landlord or Tenant or their respective employees, agents, contractors or invitees. Landlord and Tenant shall give each insurance company which issues policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and shall have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates.

14.	Indemnity.

To the extent not expressly prohibited by law, Landlord and Tenant each (in either case the “Indemnitor”) agree to hold harmless and indemnify the other and the other’s agents, partners, shareholders, members, officers, directors, beneficiaries and employees (collectively, the “Indemnitees”) from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against the Indemnitees, including without limitation reasonable attorney’s fees and expenses, for death or injury to, or damage to property of, third parties, other than the Indemnitees, that may arise from the negligence or willful misconduct of Indemnitor or any of Indemnitor’s agents, members, partners, or employees. Such third parties shall not be deemed third party beneficiaries of this Lease. If any action, suit or proceeding is brought against any of Indemnitees by reason of the negligence or willful misconduct of Indemnitor’s agents, members, partners or employees, then Indemnitor will, at Indemnitor’s expense and at the option of said Indemnitees, by counsel reasonably approved by said Indemnitees, resist and defend such action, suit or proceeding. In addition, to the extent not expressly prohibited by law, Tenant agrees to hold harmless and indemnify Landlord and Landlord’s Indemnitees from any losses, damages, judgments, claims, expenses, costs and liabilities imposed upon or incurred by or asserted against Landlord or Landlord’s Indemnitees, including reasonable attorneys’ fees and expenses, for death or injury to, or damage to property of, third parties (other than Landlord’s Indemnitees) that may arise from any act or occurrence in the Premises, except to the extent caused by the negligence or willful misconduct of Landlord of Landlord’s Indemnitees.

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15.	Damages from Certain Causes.

To the extent not expressly prohibited by law, Landlord and Tenant shall not be liable to Each other or their employees, contractors, agents, invitees or customers, for any injury to person or damage to property sustained by Tenant or any such party or any other person claiming through Tenant resulting from any accident or occurrence in the Premises or any other person claiming through Tenant resulting from any accident or occurrence in the Premises or any other portion of the Building caused by the Premises or any other portion of the Building becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises (except were due to Landlord’s grossly negligent or willful failure to make repairs requires to be made pursuant to other provisions of this Lease, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs), not shall Landlord be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons whomsoever, including, but not limited to riot, strike, insurrection, war, court, order, requisition, order of any governmental body or authority, acts of God, fire or theft.

16.	Casualty Damage.

If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s sole opinion, be required (whether or not the Premises shall have been damaged by such casualty) or in the event there is less than two (2) years of the Lease Term remaining or in the event Landlord’s mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, as its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (60) days after the date of such casualty. If Landlord does not thus elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building and the improvements located within the Premises to substantially the same condition in which it was immediately prior to the happening of the casualty within a six (6) month time frame. If Landlord does not thus elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building, and the improvements located within the Premises to substantially the same condition in which it was immediately prior to the happening of the casualty. Notwithstanding the foregoing, Landlord’s obligation to restore the Building, and the improvements located within the Premises shall not require Landlord to expend for such repair and restoration work more than the insurance proceeds actually received by Landlord as a result of the casualty. When the repairs described in the preceding two sentences have been completed by Landlord, Tenant shall complete the restoration of all furniture, fixtures and equipment which are necessary to permit Tenant’s re-occupancy of the Premises. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that Rent shall be abated from the date of the damage or destruction for any portion of the Premises that is unusable by Tenant, which abatement shall be in the same proportion that the Rentable Area of the Premises which is unusable by Tenant bears to the total Rentable Area of the Premises; provided that Tenant shall not be entitled to any abatement of Rent if the damage or destruction within the Premises is restored within five (5) Business Days after Landlord’s receipt of written notice from Tenant of the occurrence of the damage or destruction.

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17.	Condemnation.

If the whole of any substantial part of the Premises or if the Building or any portion thereof which would leave the remainder of the Building unsuitable for use comparable to its use on the Commencement Date, or if the land on which the Building is located or any material portion thereof, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then either Tenant or Landlord may, at its option, terminate this Lease and Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building or land shall occur. If this Lease is not terminated, the Rent for any portion of the Premises so taken or condemned shall be abated during the unexpired Lease Term effective when the physical taking of said portion of the Premises shall occur. All compensations awarded for any taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant and moving costs, which Tenant specifically reserves to itself. Tenant shall be able to pursue their own award.

18.	Events of Monetary default.

The following events shall be deemed to be “Events of Monetary default” under this Lease: (i) Tenant fails to pay any Rent when due; provided that the first (1st) such failure during any consecutive twelve (12) month period during the Term shall not be an Event of Monetary default if Tenant pays the amount due within five (5) days after Tenant’s receipt of written notice from Landlord that such payment was not made when due; (ii) Tenant fails to perform any other provision of this Lease not described in this Section 18, and such failure is not cured within thirty (30) days (or immediately if the failure involves a life threatening or dangerous situation) after notice from Landlord, however, other than with respect to a hazardous condition, if Tenant’s failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed thirty (30) additional days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within thirty (30) days and diligently pursues the cure to completion; (iii) Tenant fails to observe or perform any of the covenants with respect to (a) assignment and subletting as set forth in Section 11, (b) mechanic’s liens as set forth in Section 12, (c) insurance as set forth in Section 13 or (d) delivering subordination agreements or estoppel certificates as set forth in Section 24; (iv) the leasehold interest of Tenant is levied upon or attached under process of law; (v) Tenant or any guarantor of this Lease dies or dissolves; (vi) Tenant abandons or vacates the Premises; or (vii) any voluntary or involuntary proceedings are filed by or against Tenant or any guarantor of this Lease under any bankruptcy, insolvency or similar laws and, in the case of any involuntary proceedings, are not dismissed within sixty (60) days after filing.

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19.	Remedies.

A. Upon the occurrence of any Event of Monetary default, Landlord shall have the following rights and remedies, in addition to those allowed by law or equity, any one or more of which may be exercised without further notice to or demand upon Tenant and which may be pursued successfully or cumulatively as Landlord may elect:

(1) Landlord may re-enter the Premises and attempt to cure any monetary default of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as Additional Rent for all reasonable costs and expenses which Landlord incurs to cure such monetary default;

(2) Landlord may terminate this Lease by giving to Tenant notice of Landlord’s election to do so, in which event the Lease Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

(3) Landlord may terminate the right to Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

(4) Landlord may enforce the provisions of this Lease by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for he enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease.

B. If Landlord exercises either of the remedies provided in Sections 19(A.)(2) or 19(A.)(3), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, and Landlord may remove all occupants and property there from, using such force as may be necessary to the extent allowed by law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law.

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C. If Landlord terminates the right of Tenant to possession on the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay Rent hereunder for the full Lease Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Rent accruing as it becomes due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Lease Term. In any such case, Landlord shall make reasonable efforts, in accordance with Section 19(E.) hereof to relet the Premises. In attempting to relet the Premises, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent reasonably deemed by Landlord necessary or desirable, and Tenant upon demand shall pay the reasonable cost of all the foregoing together with Landlord’s reasonable expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations as well as the expenses of reletting (including reasonable attorney’s fees and brokers’ fee and commissions) and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder. Provided further, and in addition to any other rights and remedies granted herein, that Landlord shall recover from Tenant the following: 1.) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation the Abated Rent and Landlord’s contribution to the cost of tenant improvements, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter in connection with this Lease, or 2.) any commissions, fees or compensation, in any form whatsoever, paid by Landlord to any Broker pursuant to this Lease.

D. If this Lease is terminated by Landlord, Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or which Tenant has agreed to indemnify Landlord, which may be then owing and unpaid, and all reasonable costs and expenses, including court costs and reasonable attorney’s fees incurred by Landlord in the enforcement of its rights and remedies hereunder. In addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (1.) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation the Abated Rent and Landlord’s contribution to the cost of tenant improvements, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter in connection with this Lease, (2.) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate Rent which would have been payable after the termination date had this Lease not been terminated, including without limitation, the amount projected by Landlord to represent Additional Rent for the remainder of the Lease Term, over the then present value of the then aggregate fair rent value of the Premises for the balance of the Lease Term, such present worth to be computed in each case on the basis of a ten percent (10%) per annum discount from the respective dates upon which such Rent would have been payable hereunder had this Lease not been terminated, (3.) any commissions, fees or compensation, in any form whatsoever, paid by Landlord to any Broker pursuant to this Lease, and (4.) any damages in addition thereto, including without limitation reasonable attorney’s fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

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E. Landlord shall use commercially reasonable efforts to mitigate any damages resulting from an Event of Monetary default by Tenant under this Lease. Landlord’s obligation to mitigate damages after an Event of Monetary default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “ Substitute Tenant”) in accordance with the following criteria: (1) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant; (2) Landlord shall not be obligated to lease or show the Premises, on a priority basis, or offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant’s use are (or soon will be) available; (3) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rent less than the current fair market rent then prevailing for similar uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and condition that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Building; (4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would (i) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building; (ii) adversely affect the reputation of the Building; or (iii) be incompatible with the operation of the Building; and (5) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resource to operate the Premises in a first class manner and to fulfill all of the obligation in connection with the lease thereof as and when the same become due.

F. The receipt by Landlord of less than the full Rent due shall not be constructed to be other than a payment on account of Rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the Rent due or to pursue any other remedies provided in this Lease. The acceptance by Landlord of Rent hereunder shall not be constructed to be a waiver of any breach by Tenant of any term, covenant of this Lease. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

G. To the extent allowed by law, all installments of Rent not paid when due shall bear interest at the Monetary default Rate from the date until paid. In the event of any litigation between Tenant and Landlord to enforce or interpret any provision of this Lease or to enforce any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorney’s fees, incurred therein.

20.	No Waiver:

Failure of either party to declare any monetary default upon its occurrence, or delay in taking any action in connection with an event of monetary default, shall not constitute a waiver of such monetary default, nor shall it constitute an estoppel against the non-defending party, but the non-monetary defaulting party shall have the right to declare the monetary default at any time and take such action, as is lawful or authorized under this Lease. Failure by Either party to enforce its rights with respect to any one monetary default shall not constitute a waiver of its rights with respect to any subsequent monetary default.

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21.	Peaceful Enjoyment:

Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and timely performs all of Tenant’s covenants and agreements herein contained.

22.	Substitution.

Landlord as its sole discretion shall at any time be entitled to cause Tenant to relocate from the Premises to mutually agreeable space that is a comparably-sized space of comparable design and tenant improvements (the “Relocation Space”) within the Building or adjacent buildings within the same Property at any time upon one hundred twenty (120) )  days’ prior written notice to Tenant. Landlord shall bear the reasonable costs and expense actually incurred in relocating Tenant to the Relocation Space which may include printing Tenant’s business cards, business stationary, the build-out of the Relocation Space including providing leasehold improvements comparable to those originally placed in the Premises by Landlord and the physical relocation of Tenant to the Relocation Space. Such a relocation shall not terminate or otherwise affect or modify this Lease except that from and after the date of such relocation, “Premises” shall refer to the Relocation Space into which Tenant has been moved, rather than the original Premises as herein defined and the Base Rent shall be adjusted so that immediately following such relocation the Base Rent for the Relocation Space on a per square foot of Rentable Area basis shall be the same as the Base Rent immediately prior to such relocation for the original Premises on a per square foot of Rentable Area basis. Tenant’s Pro Rata Share shall also be adjusted in accordance with the formula set forth in this Lease. Upon Tenant’s relocation, Landlord and Tenant shall amend this Lease to provide for the relocation of the Premises.

23.	Holding Over.

If Tenant continues to occupy the Premises, such occupancy shall be that of a tenancy at sufferance. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to one hundred fifty percent (150%) of the Base Rent and Additional Rent due under this Lease for hold over period. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Lease Term shall be construed to extend the Lease Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise. Tenant shall also be liable to Landlord for all direct and damages which Landlord may suffer by reason of any holding over by Tenant.

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24.	Subordination to Mortgage: Estoppel Certificate.

Tenant accepts this Lease subject and subordination to any ground lease, mortgages, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building or the Property and to any renewals, modification, re-financings and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. The provisions of the foregoing sentence shall be self-operative and no further instrument of subordination shall be required. However, Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building or the Property and Tenant agrees within ten (10) days after written demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. Tenant agrees that it shall from time-to-time furnish within ten (10) days after so requested by Landlord, a certificate signed by Tenant certifying as to such matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Property or any part thereof or interest of Landlord therein.

25.	Notice.

Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or mailed by Registered or Certified mail, postage prepaid, or sent by a nationally recognized overnight delivery service to the party who is to receive such notice at the address specified in Section 1 of this Lease (and, if no address is listed for Tenant, notices to Tenant shall be delivered to the Premises). When so mailed the notices shall be deemed to have given two (2) Business Days after the date it was mailed. When sent by overnight delivery service, the notice shall be deemed to have given on the next Business Day after deposit with such overnight delivery service. The address specified in Section 1 of this Lease may be changed from time to time by giving written notice thereof to the other party. Notices require hereunder by Landlord may be given by Landlord’s agent or attorney.

26.	Surrender of Premises.

Upon the termination of the Lease Term, or upon any termination of Tenant’s right to possession of the Premises, Tenant will at once surrender possession of the Premises to Landlord in good condition and repair, ordinary wear and tear and damage from casualty excepted. Tenant shall surrender to Landlord all keys to the Premises and make known to Landlord the combination of all combination locks which Tenant is required to leave on the Premises.

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27.	Rights Reserved to Landlord.

Landlord reserves the following rights, exercisable without notice, except as provided herein, and without liability to Tenant for damage or injury to property, person or business and without affecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any Tenant’s obligations under this Lease: (1) upon ninety (90) days’ prior notice to change the name or street address of the Building, and Landlord shall reimburse Tenant for the reasonable cost of replacing any obsolete stationary, business cards, brochures and envelopes due to a change in the name or street address of the Building requested by Landlord; (2) to install and maintain signs on the exterior and interior of the Building; (3) to designate and approve window coverings to present a uniform exterior appearance; (4) to retain at all times and to use in appropriate instances, pass keys to all door locks within and to the Premises; (5) to approve the weight, size, or location of heavy equipment, or articles within the Premises; (6) to regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to the same; (7) if Tenant is in monetary default under the Lease and has vacated the Premises during the last six (8) months of the Lease Term, to perform additions, alterations and improvements to the Premises in connection with a reletting or anticipated reletting thereof without being responsible or liable for the value or preservation of any then existing improvements to the Premises and without effectuating a surrender or entitling Tenant to any abatement of Rent; (9) to grant to anyone the exclusive right to conduct any business or undertaking in the Building provided Landlord’s exercise of its rights under this clause (10), shall not be deemed to prohibit Tenant from the operation of its business in the Premises; (11) to enter the Premises to inspect the same or to show the Premises to prospective purchasers, mortgagees, tenants (during the last twelve months of the Lease Term) or insurers, or to clean or make repairs, alterations or additions thereto, provided that, except for any entry in an emergency situations or to provide normal cleaning and janitorial services, Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises; and (12) to temporarily close (not to exceed four (4) consecutive days) the Premises or the Building to perform repairs, alterations or additions in the Premises or the Building. If these are non-emergency repairs, alterations or additions in the Premises or the Building, Landlord shall provide Tenant with ten (10) business days prior written notice. In exercising its rights under the Section 27, Landlord shall make commercially reasonable efforts to avoid unreasonably interfering with Tenant’s business operations in the Premises.

28.	Miscellaneous

A. If any term or provision of this Lease, or the application thereof, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

B. Tenant agrees not to record this Lease or any short form or memorandum hereof.

C. This Lease and the rights and obligations of the parties hereto shall be interpreted, constructed and enforced in accordance with the laws of the state in which the Building is located.

D. The term “Force Majeure” shall mean strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord or Tenant, as the case may be. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant (other than the payment of Rent and all other such sums of money as shall become due hereunder), such party shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure.

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E. Except as expressly otherwise herein provided, with respect to all required acts of Tenant, time is the essence of this Lease.

F. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

G. Tenant hereby represents to Landlord that it has dealt directly with only with the Broker as a broker in connection with this Lease. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed by any broker or finder other than the Broker on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.

H. If there is more than one Tenant, or if Tenant as such is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties. All notices, payments, and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them.

I. Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and the Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that its financial statements previously furnished to Landlord were at the time given true and correct in all material respects and that there have been no material subsequent changes thereto as of the date of this Lease. In the event of a proposed sale or other transfer, financing or refinancing by Landlord of the Building, where the proposed lender or purchaser requests tenant financial statements, within (10) days after Landlord’s request, Tenant shall deliver to Landlord the most current year-end financial statements of Tenant and any guarantor of this Lease, provided however, Tenant shall not be required to furnish such statements more than one time in any 12-month period.

J. Notwithstanding anything to the contrary contained in this Lease, the expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant from Tenant’s obligation accruing prior to the expiration of the Lease Term, and such obligations shall survive any such expiration or other termination of the Lease Term.

K. Landlord and Tenant understand, agree and acknowledge that (i) this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusions drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

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L. The headings and titles to the paragraphs of this Lease are for convenience only and shall have on affect upon the construction or interpretation of any part hereof. The term “including” shall be deemed to mean “including without limitation”.

M. Tenant certifies that (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specifically Designated National and Blocked Person,” or other banned or blocked person, entity, nation pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaged in this transaction, directly or indirectly, on behalf of or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity or nation. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

29.	No Offer.

Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or an option. This Lease shall not be effective until an original of this Lease executed by both Landlord and Tenant and an original Guaranty, if applicable, executed by each Guarantor is delivered to and accepted by Landlord, and this Lease has been approved by Landlord’s mortgagee, if required.

30.	Entire Agreement.

This Lease, including the Exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises including all lease proposals, letters of intent, and similar documents. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising our of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease.

31.	Limitation of Liability.

Any liability of Landlord under this Lease shall be limited solely to its interest in the Property, and in no event shall any personal liability be asserted against Landlord, its members, or their respective members, partners, shareholders, officers, directors, agents, or employees, in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord, its members, or their respective members, partners, shareholders, officers, directors, agents, or employees. In no event shall Landlord be liable for consequential or punitive damages as a result of a breach or monetary default under or otherwise in connection with this Lease.

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32.	Hazardous Materials.

Landlord represents and warrants to Tenant that Landlord, at Landlord’s sole cost and expense, will cause the Premises, Building, Property and parking facilities to be in full compliance with any governmental laws, ordinances, regulations or orders relating to environmental conditions on, under or about the Premises, Building, Property and parking facilities (“Regulations”), including, but not limited to, asbestos, soil and ground water conditions and Hazardous Materials, and Landlord shall defend, indemnify and hold Tenant harmless from and against any and all loses, costs (including reasonable attorney’s fees), liabilities and claims arising from the violation of any of the Regulations that may affect the Premises, Building, Property and parking facilities and shall assume full responsibility and cost to remedy such violations, provided that the violations are not caused solely by the Tenant, its employees or agents. Neither Landlord nor Tenant shall at any time, use, generate, store or dispose of, on, under or about the Premises, Building, Property and parking facilities to or transport from the same any Hazardous Materials or permit or allow any third-party to do so, without compliance with all Regulations. “Hazardous Materials” shall be defined as substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act f 1980 as amended 42 U.S.C.A. 1802; the Resource Conservation Recovery Act, 42 U.S.C.A. 6901, et seq.; or those substances defined as “hazardous wastes” in applicable codes in the State of Illinois and in the regulations adopted and publications promulgated to such codes.

33.	Confidentiality

Tenant agrees to keep all information seen, heard or otherwise accessed during the course of his tenancy with Woodfield Financial Center, LLC (“Landlord”) Helios Property Management (“Agent”) confidential. This includes, but not limited to personal, business and proprietary information regarding rent, lease negotiations, or any lease terms with Landlord or its Agent. This information is not to be shared or disclosed in any manner to any third parties, including other tenants of the center, for any reason without the express written authorization of the Landlord. Furthermore, I understand that no written or printed information should be copied or otherwise duplicated except for legitimate business purposes. Tenant will not use any information obtained during the course of his tenancy with the Landlord in any way that might be detrimental to the Landlord or for Tenant’s own personal benefit or the benefit of any other person or entity. If Tenant becomes aware of any disclosure of confidential information either by himself or another person, tenant agrees to immediately notify the management of the Landlord to take steps necessary to mitigate any damage to the Landlord, its clients or other parties which may result from the disclosure. Any violation will subject Tenant to default on his lease and may include immediate termination.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:	LANDLORD:
SURGE HOLDINGS INC	WOODFIELD FINANCIAL CENTER, LLC

By:	By:
Printed Name:	Printed Name:
Title:	Title:

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EXHIBIT A:
OUTLINE AND LOCATION OF PREMISES

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EXHIBIT B:
RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking areas associated therewith (if any), the Property and the appurtenances thereto:

1. Sidewalks, entrances, passageways, courts, corridors, vestibules, and halls in and about the Building shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the Building’s corridors or from the exterior of the Building.

2. Plumbing, fixtures and appliances shall be used for only the purpose for which they were designed and no foreign substance of any kind whatsoever shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid for by Tenant and Landlord shall not in any case be responsible therefore.

3. Any sign, lettering, picture, notice or advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such manner, and be of such character and style, as Landlord shall approve, in writing in its reasonable discretion. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or door or in a position to be visible from outside the Building. No nails, hooks or screws (except for customary artwork or wall hangings) shall be driven or inserted into any part of the Premises or Building except by Building maintenance personnel, nor shall any part of the Building be defaced or damaged by Tenant.

4. Tenant shall not place any additional lock or locks on any door in the Premises or Building without Landlord’s prior written consent, after initial build out is complete. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not make any duplicate keys. All keys and passes shall be returned to Landlord at the expiration or earlier termination of the Lease.

5. Tenant shall refer all contractors, contractors’ representatives and installation technicians to Landlord for Landlord’s supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Building including, but not limited to installation of telephones, telegraph equipment, electrical devices and attachments, doors, entranceways, and any and all installations of every nature affecting floors, walls, woodwork, window trim, ceilings, equipment and any other physical portion of the Building. Tenant shall not waste electricity, water or air conditioning. All controls shall be adjusted only by Building personnel.

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6. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of lobby areas, or loading dock areas, shall be restricted to hours designated by Landlord. Tenant must seek Landlord’s prior approval by providing in writing a detailed listing of such activity outside of business hours. If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner stated by Landlord. Landlord may prohibit any article, equipment or any other item from being brought into the Building. Tenant is to assume all risk for damage to articles moved and injury to persons resulting from such activity. If any equipment, property and/or personnel of Landlord or of any other tenant is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting there from.

7. All corridor doors, when not in use, shall remain closed. Tenant shall cause all doors to the Premises to be closed and securely locked before leaving the Building at the end of the day.

8. Tenant shall keep all electrical and mechanical apparatus owned by Tenant free of vibration, noise and airwaves which may be transmitted beyond the Premises.

9. Canvassing, soliciting and peddling in or about the Building or Property is prohibited. Tenant shall cooperate and use its best efforts to prevent the same.

10. Tenant shall not use the Premises in any manner which would overload the standard heating, ventilating or air conditioning systems of the Building.

11. Tenant shall not utilize any equipment or apparatus in such manner as to create any magnetic fields or waves which adversely affect or interfere with the operation of any systems or equipment in the Building or Property.

12. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

13. Tenant shall not operate or permit to be operated within the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusements devices and machines for sale of beverages, foods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees, and then only if such operation does not violate the lease of any other tenant in the Building.

14. Tenant shall utilize the termite and pest extermination service designated by Landlord to control termites and pests in the Premises. Except as included in Basic Costs, Tenant shall bear the cost and expense of such extermination services.

15. Tenant shall not open or permit to be opened any window in the Premises. This provision shall not be construed as limiting access of Tenant to any balcony adjoining the Premises.

16. To the extent permitted by law, Tenant shall not permit picketing or other union activity involving its employees or agents in the Building or on the Property, except in those locations and subject to time and other constraints as to which Landlord may give its prior written consent, which consent may be withheld in Landlord’s sole discretion.

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17. Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, with respect to the Premises, the Building, the Property and their respective use or occupancy thereof. Tenant shall not make or permit any use of the Premises, the Building or the Property, respectively, which is directly or indirectly forbidden by law, ordinance, governmental regulation or order, or direction of applicable public authority, or which may be dangerous to person or property.

18. Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises, the Building or the Property; without limiting the foregoing, Tenant shall not use or permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose.

19. All deliveries to or from the Premises shall be made only at times, in the areas and through the entrances and exits designated for such purposes by Landlord. Tenant shall not permit the process of receiving deliveries to or from the Premises outside of said areas or in a manner which may interfere with the use by any other tenant of its premises or any Common Areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.

20. Tenant shall carry out Tenant’s permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

21. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements thereto.

22. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s opinion may tend to impair the reputation of the Building or its desirability for Landlord or its other tenants. Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

23. Neither Tenant nor any of its employees, agents, contractors, invitees or customers shall smoke in any area designated by Landlord (whether through the posting of a “no smoking” sign or otherwise) as a “no smoking” area. In no event shall Tenant or any of its employees, agents, contractors, invitees or customers smoke in the hallways or bathrooms of the Building or at the entrances to the Building. Landlord reserves the right to designate, from time to time, additional areas of the Building and the Property as “no smoking” areas and to designate the entire Building and the Property as a “no smoking” area.

[END OF EXHIBIT B]

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EXHIBIT C:
PAYMENT OF BASIC COSTS AND TAXES

A. During each calendar year, or portion thereof, falling within the Lease Term, Tenant shall pay to Landlord as Additional Rent hereunder Tenant’s Pro Rata Share of the amount by which (a) Basic Costs (as defined below) for the applicable calendar year exceeds Basic Costs for the Base Year, and (b) Taxes (as defined below) for the applicable calendar year exceeds Taxes for the Base Year. Prior to Commencement Date, or as soon as practical thereafter, and prior to January 1 of each calendar year during the Lease Term, or as soon as practical thereafter, Landlord shall make a good faith estimate of Basic Costs and Taxes for the applicable full or partial calendar year and Tenant’s Pro Rata Shares thereof. On or before the first day of each month during such calendar year, Tenant shall pay Landlord, as Additional Rent, a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of (1) Landlord’s estimate of the amount by which Basic Costs for such calendar year will exceed Basic Costs for the Base Year, and (2) Landlord’s estimate of the amount by which Taxes for such calendar year will exceed Taxes for the Base Year. Landlord shall have the right from time to time during any such calendar year to reasonably revise the estimate of Basic Costs and Taxes for such year and provide Tenant with a revised statement therefore (provided, however, Landlord agrees that Landlord shall not issue a revised statement more than twice in any calendar year for Basic Costs and twice in any calendar year for Taxes), and thereafter the amount Tenant shall pay each month shall be based upon such revised estimate. If Landlord does not provide Tenant with an estimate of the Basic Costs and/or Taxes by January 1 of any calendar year, Tenant shall continue to pay a monthly installment based on the previous year’s estimate until such time as Landlord provides Tenant with an estimate of Basic Costs and/or Taxes for the current year. Upon receipt of such current year’s estimate, an adjustment shall be made for any month during the current year with respect to which Tenant paid monthly installments of Additional Rent based on the previous year’s estimate. Tenant shall pay Landlord for any underpayment within thirty (30) days after Landlord’s written demand. Any overpayment of Additional Rent shall, at mutual agreement between Landlord and Tenant, be refunded to Tenant or credited against the installments of Additional Rent next coming due under the Lease. Any amount paid by Tenant based on any estimate shall be subject to adjustment pursuant to Paragraph B below when actual Basic Costs or actual Taxes, as applicable, are determined.

B. As soon as is practical following the end of each calendar year during the Lease Term, Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs and Taxes for the previous calendar year. If for any calendar year the Additional Rent collected for the prior year, as a result of Landlord’s estimate of Basic Costs or Taxes, is in excess of Tenant’s Pro Rata Share of the amount by which Basic Costs or Taxes, as applicable, for such prior year exceeds Basic Costs or Taxes for the Base Year, then Landlord shall refund to Tenant any overpayment (or at Landlord’s option apply such amount against Additional Rent due or to become due hereunder). Likewise, Tenant shall pay to Landlord, on demand, any underpayment with respect to the prior year whether or not the Lease has terminated prior to receipt by Tenant of a statement for such underpayment, it being understood that this clause shall survive the expiration of the Lease.

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C. “Basic Costs” shall mean all reasonable direct and indirect costs, expenses paid and disbursements of every kind (subject to the limitations set forth below), which Landlord incurs, pays or becomes obligated to pay in each calendar year in connection with operating, maintaining, repairing, owning and managing the Building and the Property. Basic Costs shall include, without limitation, insurance premiums and deductibles, and the amortized cost of capital improvements made to the Building or the Property which are (i) primarily for the purpose of reducing operating expense costs or otherwise improving the operating efficiency of the Property or Building; or (ii) required to comply with any laws, rules or regulations of any governmental authority or a requirement of Landlord’s insurance carrier; or (iii) primarily for the purpose of improving security at the Property or the Building. The cost of such capital improvements shall be amortized over the useful life thereof, as accepted by GAAP as reasonable. Landlord and Tenant acknowledge that certain of the costs of management, operation and maintenance of the Building and other buildings Landlord operates in conjunction therewith are allocated among the buildings using methods of allocation that are considered reasonable and appropriate for the circumstances. Tenant hereby consents to such contractual allocations provided that the determination of such costs and the allocation of all or part thereof to Basic Costs hereunder shall be in accordance with generally accepted accounting and management principles applied on a consistent basis. Lessor shall maintain books and records showing basic costs and taxes in accordance with sound accounting and management practices.

D. Basic Costs shall not include the following: (i) costs of alterations of tenant spaces (including all tenant improvements to such spaces); (ii) costs of capital improvements, except as provided in Paragraph C above; (iii) depreciation, interest and principal payments on mortgages, and other debt costs, if any; (iv) real estate brokers’ leasing commissions or compensation and advertising and other marketing expenses; (v) costs or other services or work performed for the singular benefit of another tenant or occupant (other than for Common Areas); (vi) legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or renewing or amending leases with existing tenants or occupants of the Building; (vii) costs of advertising and public relations and promotional costs and attorneys’ fees associated with the leasing of the Building; (viii) any expense for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants, (other than through the payment of additional rent under such tenants’ leases) or any other source; (ix) costs incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership of the Building; (x) rental under any ground or underlying lease or leases; and (xi) Taxes and in house legal work.

E. “Taxes” shall mean (i) all real estate taxes and assessments on the Property, the Building or the Premises, and taxes and assessments levied in substitution or supplementation in whole or in part of such taxes, (ii) all personal property taxes for the Building’s personal property, including license expenses, (iii) all taxes imposed on services of Landlord’s agents and employees, (iv) all sales, use or other tax, excluding state and/or federal income tax now or hereafter imposed by any governmental authority upon rent received by Landlord, (v) all other taxes, fees or assessments now or hereafter levied by any governmental authority on the Property, the Building or its contents or on the operation and use thereof (except as relate to specific tenants), and (vi) all reasonable costs and fees incurred in connection with seeking reductions in or refunds in Taxes including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building or Property, but excluding income taxes. Estimates of real estate taxes and assessments for any calendar year during the Lease Term shall be determined based on Landlord’s good faith estimate of the real estate taxes and assessments. Taxes and assessments hereunder are those paid or payable for such calendar year, as opposed to the real estate taxes and assessments accrued with respect to such calendar year. Real Estate taxes shall not include income franchised, transfer, inheritance or capital stock taxes unless due to exchange in method of taxation.

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F. If the Building and the other buildings Landlord operates in conjunction therewith, if any, are not at least one hundred percent (100%) occupied, in the aggregate, during any calendar year of the Lease Term or if Landlord is not supplying services to at least one hundred (100%) of the Rentable Area of the Building and such other buildings, if any, at any time during any calendar year of the Lease Term, actual Basic Costs and Taxes for purposes hereof shall, at Landlord’s option, be determined as if the Building and such other buildings had been one hundred percent (100%) occupied and Landlord had been supplying services to on hundred percent (100%) of the Rentable Area of the Building and such other buildings during such year. If Basic Costs and Taxes for any calendar year during the Lease Term are determined as provided in the foregoing sentence, Basic Costs and Taxes for the Base Year shall also be determined as if the Building and such other buildings, if any, had been one hundred percent (100%) of the Rentable Area of the Building and such other buildings.

G. Tenant shall have the right to inspect, at reasonable times and in a reasonable manner, during the thirty (30) day period following the delivery of Landlord’s statement of the actual amount of Basic Costs, such of Landlord’s books of account and records as pertain to and contain information concerning such Basic Costs and Taxes in order to verify the amounts thereof. Tenant agrees that any information obtained during an inspection by Tenant of Landlord’s books of account and records shall be kept in confidence by Tenant and its agents and employees and shall not be disclosed to any other parties, except to Tenant’s attorneys, accountants and other consultants. Any parties retained by Tenant to inspect Landlord’s books of account and records shall not be compensated on a contingency fee basis. If Tenant shall not dispute any item or items included in the determination of Basic Cots or Taxes for a particular Lease Year by delivering a written notice to Landlord generally describing in reasonable detail the basis of such dispute within sixty (60) days after the statement for such year was delivered to it, Tenant shall be deemed to have approved such statement. During the pendency of any dispute over Basic Costs or Taxes, Tenant shall pay, under protest and without prejudice, Tenant’s Pro Rata Share of Basic Costs and Taxes as calculated by Landlord.

H. Throughout the Lease Term, Landlord shall appeal, prior to delinquency, all real estate taxes and assessments assessed, reassessed or levied upon the Property and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder, within the applicable periods prescribed by the applicable taxing authorities.

[END OF EXHIBIT C]

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EXHIBIT D:
LANDLORD’S WORK

Turn key build out per an agreed to plan. The Maximum Landlord Obligations is $50 PSF or $92,200.00.

[END OF EXHIBIT D]

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EXHIBIT E:
CONFIRMATION OF POSSESSION DATE

TENANT SHALL NOT BE GRANTED ACCESS TO THE PREMISE UNTIL THE SECURITY DEPOSIT, FIRST MONTH’S RENT AND PROOF OF INSURANCE ARE PROVIDED TO THE LANDLORD.

DATE:	______________________________

TIME:	______________________________

By the signatures below, Landlord and Tenant (or their duly designated representatives) hereby agree and attest that at the above-written date and time, possession of the subject Premises was turned over to Tenant in satisfactory condition.

The above-written date shall therefore be the actual Possession Date referred to in the attached Lease for purposes of calculating and defining the Commencement Date, Lease Term and Expiration Date of this Lease.

Should the Possession Date stated in the Definitions section of the attached Lease be different than the Date written and attested to herein, the parties agree that the Date noted herein on this Exhibit will supersede and be controlling for purposes of this Lease.

TENANT: SURGE HOLDINGS INC

Signature: ______________________________________________________

Printed name and Title: ____________________________________________

LANDLORD: WOODFIELD FINANCIAL CENTER, LLC

Signature: ______________________________________________________

Printed name and Title: ____________________________________________

[END OF EXHIBIT E]

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